Exhibit 10.33

December 22, 2008

Mr. Mark Stejbach

RE: Tengion, Inc.

Dear Mark:

As you may be aware, in 2007 the Internal Revenue Service issued regulations under Section 409A of the Internal Revenue Code (the “Code”), which become effective on January 1, 2009. Section 409A establishes strict rules for payment of deferred compensation. Failure to comply with the regulations can result in significant adverse tax consequences for you.

Under the terms of your employment offer letter dated June 24, 2008, you are eligible for an annual merit bonus based upon your achievement of certain company and personal objectives, which are set annually by Tengion’s Board of Directors. Your offer letter does not, however, specify the time period in which such merit bonus must be paid. So as to exempt such amounts from the requirements of Section 409A, all such amounts will be paid by Tengion no later than two (2) months following the year of service to which the amount relates. This merely memorializes our historical practice.

Additionally, under the terms of your employment offer letter, you are eligible for certain severance payments upon an involuntary termination of employment. In order to exempt such amounts from the requirements of Section 409A, each monthly payment shall be considered a separate payment, and to the extent necessary, any amount in excess of two times the lesser of your annual compensation or the Code section 401(a)(17) limit (which for 2008 is $230,000), shall be paid no later than two (2) months following the end of the calendar year in which your termination of employment occurs.

Mark Stejbach

December 22, 2008

Please countersign sign this letter acknowledging your acceptance of the above modification to your offer letter. Should you have any questions please do not hesitate to contact me.

Sincerely,

/s/ Steven A. Nichtberger, M.D.
Steven A. Nichtberger, M.D.

President and Chief Executive Officer

Agreed and Acknowledged this 23 day of

December, 2008

/s/ Mark Stejbach
Mark Stejbach